Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Fuqin Fintech Ltd.

We consent to the incorporation by reference in the foregoing Registration Statement of Fuqin Fintech Ltd. and its subsidiaries and variable interest entities (collectively the “Company”) on the Post-Effective Amendment No. 4 to Form F-1 of our report dated on April 10, 2019, relating to our audits of the accompanying consolidated balance sheets of the Company as of December 31, 2018 and 2017, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for each of the two years ended December 31, 2018.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

July 26, 2019